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                               MIMLIC SERIES FUND, INC.
                            INTERNATIONAL STOCK PORTFOLIO
                               PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one Portfolio share at the beginning of a period and the net asset value of that share at the end of a period with income and capital gains distributions assumed to be entirely reinvested at the net asset value as of the reinvest date. A data base file is kept and updated monthly with respect to ending net asset values, reinvest prices, and income and capital gains distribution amounts per share. From this data base file, total return can be calculated for any specified number of periods since the Portfolio's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 1, 1992. Using the asset valuation and distribution information attached, the cumulative total return at December 31, 1992 is computed as follows:

     CUMULATIVE  =  ENDING REDEEMABLE VALUE  -  INITIAL AMOUNT INVESTED  * 100
    TOTAL RETURN    ---------------------------------------------------
                                INITIAL AMOUNT INVESTED

Cumulative total return for the period from May 1, 1992 to December 31, 1992 is as follows:

               931.90  -  1,000.00  *  100  =  -6.80%
               -------------------
                    1,000.00

AVERAGE ANNUAL TOTAL RETURN

In accordance with the Securities and Exchange Commission (SEC), average annual total return (T) allocates equal value amount each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                         N
                                  P[(1+T)  ]  =  ERV

Average annual total return for the period from May 1, 1992 to December 31, 1992 is as follows:

                          .67
     $1,000.00[(1 - .1001)    ]  =  $931.97         T  =  -10.01%


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Investment information used in the total return calculations is as follows:

                                                       Dividends per share
                                  Net asset            -------------------
                    Offering    value/reinvest     Net investment    Capital
        Date         price          value              income         gains
        ----         -----          -----              ------         -----

     05/01/92       $1.001         $1.001              $   -          $   -
     12/29/92         .917           .917              .0123          .0016
     12/31/92         .919           .919                  -              -


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